FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT
This first amendment (the “Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of March 5, 2025, by and between Hotchkis and Wiley Funds (the “Trust”) and Quasar Distributors, LLC (“Distributor”) is entered into as of July 1, 2026 (the “Effective Date”).

WHEREAS, Trust and Distributor (the “Parties”) desire to amend Exhibit A of the Agreement to reflect an updated Funds list which includes certain share classes listed on one or more national securities exchanges; and

WHEREAS, the Parties wish to amend the Agreement to reflect an updated address for Distributor; and,
WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.
3.All references in the Agreement to Three Canal Plaza, Suite 100, Portland, ME 04101 as the address of Distributor are hereby deleted in their entirety and replaced by 190 Middle Street, Suite 301, Portland, ME 04101.
4.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under, and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

Hotchkis and Wiley Funds	Quasar Distributors, LLC
By: /s/ Anna Marie Lopez	By: /s/Teresa Cowan, President
Anna Marie Lopez, President	Teresa Cowan, President

EXHIBIT A

Funds

Hotchkis & Wiley SMID Cap Diversified Value Fund

International Value Fund Ticker: HWIV (7.1.26)*
Opportunities Fund (formerly Value Opportunities Fund) Ticker: HWVO (7.15.26)* Global Value Fund Ticker: HWGV (8.3.26)*

* (solely with respect to share classes listed on one or more national securities exchanges)